Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael Russell
https://ir.cedarfair.com		419.627.2233

CEDAR FAIR REPORTS STRONG START TO 2019

•
Company anticipates 2019 will yield its 10th consecutive year of record-setting revenues, driven by investments in new rides; multi-week, immersive entertainment offerings; season-extending events; and data-driven marketing

•	Early-season sales for advance purchase commitments up double-digits

•	Board declares cash distribution of $0.925 per limited partner (LP) unit payable on June 17, 2019
SANDUSKY, OHIO, May 8, 2019 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for the first quarter ended March 31, 2019, and due to the later timing of the Easter and spring break holidays, the Company provided an update on revenue trends through the first four months of the year. Historically, first-quarter results represent less than 5% of the Company’s full-year net revenues as the majority of its parks and facilities are closed during the first quarter. As a result, the Company typically operates at a loss during this three-month period.
Based on preliminary results for the first four months ended April 28, 2019, the Company indicated net revenues are up 2%, or approximately $2 million, when compared with the same prior-year period ended April 29, 2018, primarily a result of strong in-park guest spending and out-of-park revenues.
“We are pleased with the start to the year and our early-season trends through the first four months of the season, which for the most part normalize for the spring break calendar shift associated with a later Easter holiday,” said Richard Zimmerman, Cedar Fair’s president and CEO. “Importantly, deferred revenues through the first four months of the year are up 12%, or more than $20 million year-over-year, on the sale of advance purchase commitments for 2019, including sales of season passes and our all-season dining and beverage products. We believe our strong early-season performance and positive outlook are attributable to the outstanding job our teams have done to elevate the guest experience. For instance, Knott’s Berry Farm in California is off to its strongest start ever as its early-season PEANUTS Celebration and Boysenberry Festival events continue to expand their offerings and guest appeal. Meanwhile, in Charlotte, Carowinds’ newest world-class roller coaster, Copperhead Strike, is quickly becoming a signature attraction in this growing and attractive market, and the initial response to Canada’s Wonderland’s newest coaster, Yukon Striker, has been even better than expected.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

Zimmerman stated that the Company is on track to achieve its long-term Adjusted EBITDA target of $575 million by 2023 as it aggressively pursues growth through multiple channels. This includes broadening and enhancing the guest experience, expanding its season pass program, increasing market penetration through targeted marketing efforts and pursuing adjacent development.
First-Quarter Results
For the first quarter ended March 31, 2019, Cedar Fair’s net revenues increased $12 million to $67 million, compared with $55 million last year. The increase in revenues reflects increases in attendance, in-park per capita spending and out-of-park revenues, all of which were up meaningfully in the quarter due to an additional nine operating days, compared with last year’s first quarter ended on March 25, 2018.
The operating loss for the quarter was in line with the Company’s expectations at $85 million, compared with an operating loss of $76 million last year. The higher operating loss reflects a $14 million increase in operating costs and expenses, which totaled $138 million for the first quarter of 2019. The increase in operating costs and expenses was in line with the Company’s expectations and was largely due to an extra calendar week and the nine additional operating days in the quarter.
Depreciation and amortization expenses for the first three months of 2019 were $14 million, an increase of $8 million compared with last year, due to a change in the estimated useful life of a long-lived park asset, as well as the additional week in the current-year period. The loss on impairment/retirement of fixed assets in the current quarter was comparable to last year’s first quarter.
Interest expense for the first quarter was $21 million, up slightly from $20 million in 2018, due to the additional week in the current-year period. The net effect of the Company’s swaps during the quarter resulted in a $6 million charge to earnings in 2019 compared with a $4 million benefit to earnings in 2018. The difference reflects the change in fair market value movements in the Company’s swap portfolio. During the first quarter of 2019, the Company also recognized a $9 million net benefit to earnings for foreign currency gains and losses related to the U.S.-dollar denominated Canadian notes compared with a $10 million net charge to earnings for the first quarter of 2018.
During the first three months of 2019, a tax benefit of $20 million was recorded to account for publicly traded partnership taxes and income taxes on the Company’s corporate subsidiaries. This is comparable to the tax benefit recorded in the first three months of 2018.
The net loss for the 2019 first quarter totaled $84 million, or $1.49 per diluted LP unit. This is comparable with a net loss of $83 million, or $1.49 per diluted LP unit, reported in 2018.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

Cash Flow and Liquidity Remain Strong
As of March 31, 2019, the Company had $735 million of variable-rate term debt, before giving consideration to fixed-rate interest rate swaps; $950 million of fixed-rate debt, before reduction for debt issuance costs and original issue discount; $120 million of borrowings under its revolving credit facilities; and $60 million of cash and cash equivalents on hand. The Company believes it is in a strong position to produce future cash flows from operations that, combined with its credit facilities, will be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.925 per LP unit. The distribution will be paid on June 17, 2019, to unitholders of record as of June 4, 2019. This distribution reflects the Company’s confidence in its business model and long-term strategy and is consistent with its targeted annual distribution rate of $3.70 per LP unit for 2019.
Outlook
“This is an exciting time of year for Cedar Fair, as all of our parks begin full summer operations,” said Zimmerman. “Over the next several months, we will be introducing even more immersive experiences to attract incremental guests to our parks and create reasons for our loyal season passholders to visit again and again. We are launching several new events, including Grande Carnivale, a nightly parade and street party featuring music and dancing, and authentic food, drinks and live entertainment from around the world. Also new this year at several of our parks is Monster Jam® Thunder AlleyTM, an interactive experience featuring Monster Jam’s most popular trucks. And, in addition to the excitement around a new coaster, our Canada’s Wonderland team is looking forward to extending its operating season with a new WinterFest celebration.”
Zimmerman also noted the Company has several major development projects underway, scheduled to open in the fourth quarter of 2019. “As we continue to focus on expanding our accommodations portfolio, we look forward to cutting the ribbon later this year on a 129-room SpringHill Suites hotel adjacent to our Carowinds park. The addition of this hotel will provide our guests a convenient option for extending their stay at the park while enhancing Carowinds’ position as a multi-day destination,” said Zimmerman.
Set to open later this year at the Cedar Point Sports Center in Sandusky is a new indoor sports facility located next to the successful outdoor sports complex that opened in 2017. “The outdoor complex has had overwhelming success, drawing athletes and their families from multiple states for tournament play, and we believe the stage is set for the indoor facility to be just as successful,” added Zimmerman. “Scheduled to open in December, this new facility will allow us to expand our draw in the very attractive and ever-growing amateur sports market.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

“As our teams focus on readying the majority of our parks for opening day, we are confident Cedar Fair is well positioned to deliver one of our best years yet. As consumers continue to prioritize experiences over possessions, we are confident the Company has the right strategy and team in place to give visitors the premium guest experience they have come to expect from Cedar Fair,” concluded Zimmerman.
Conference Call
The Company will host a conference call with analysts today, May 8, 2019, at 10 a.m. EDT, to further discuss 2019 first quarter results and provide additional detail on its long-term outlook. The call will be webcast live in “listen only” mode via the Cedar Fair website http://ir.cedarfair.com under Investor Information / Events and Presentations. It will also be available for replay starting at approximately 1 p.m. EDT, Wednesday, May 8, 2019, until 11:59 p.m. EDT, Wednesday, May 22, 2019. In order to access the replay of the earnings call by phone, please dial 844-512-2921 followed by the access code 2895700.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs, goals and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, or that the Company's growth strategies will achieve the targeted results. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Note: Monster Jam® and Thunder AlleyTM are registered and unregistered trademarks of Feld Entertainment, Inc.
This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended
	3/31/2019	3/25/2018
Net revenues:
Admissions	$33,217	$26,721
Food, merchandise and games	24,704	21,055
Accommodations, extra-charge products and other	9,056	6,951
	66,977	54,727
Costs and expenses:
Cost of food, merchandise, and games revenues	7,649	6,003
Operating expenses	98,205	88,828
Selling, general and administrative	31,666	28,682
Depreciation and amortization	13,589	5,521
Loss on impairment / retirement of fixed assets, net	1,424	1,340
Gain on sale of investment	(617)	—
	151,916	130,374
Operating loss	(84,939)	(75,647)
Interest expense	20,920	19,762
Net effect of swaps	6,379	(3,628)
Loss on early debt extinguishment	—	1,073
(Gain) loss on foreign currency	(8,669)	10,094
Other expense (income)	89	(349)
Loss before taxes	(103,658)	(102,599)
Benefit for taxes	(19,985)	(19,199)
Net loss	(83,673)	(83,400)
Net loss allocated to general partner	(1)	(1)
Net loss allocated to limited partners	$(83,672)	$(83,399)

Basic loss per limited partner unit:
Weighted average limited partner units outstanding	56,310	56,150
Net loss per limited partner unit	$(1.49)	$(1.49)
Diluted loss per limited partner unit:
Weighted average limited partner units outstanding	56,310	56,150
Net loss per limited partner unit	$(1.49)	$(1.49)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	3/31/2019	3/25/2018
Cash and cash equivalents	$60,272	$42,888
Total assets	$2,132,470	$2,004,591
Long-term debt, including current maturities:
Revolving credit loans	$120,000	$40,000
Term debt	725,668	723,525
Notes	938,407	937,257
	$1,784,075	$1,700,782
Total partners' equity	$(109,598)	$(50,963)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Strong Start to 2019
May 8, 2019

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended
(In thousands)	3/31/2019	3/25/2018
Net loss	$(83,673)	$(83,400)
Interest expense	20,920	19,762
Interest income	(233)	(226)
Benefit for taxes	(19,985)	(19,199)
Depreciation and amortization	13,589	5,521
EBITDA	(69,382)	(77,542)
Loss on early debt extinguishment	—	1,073
Net effect of swaps	6,379	(3,628)
Non-cash foreign currency (gain) loss	(8,664)	10,098
Non-cash equity compensation expense	2,543	2,968
Loss on impairment / retirement of fixed assets, net	1,424	1,340
Gain on sale of investment	(617)	—
Other (1)	159	169
Adjusted EBITDA (2)	$(68,158)	$(65,522)

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233